Exhibit 99.1

Company Contact: Andrew Warner, CFO EnergyConnect, Inc. (408) 898-4592 AWarner@energyconnectinc.com	Investor Relations Timothy Dien Lippert / Heilshorn & Associates, Inc. (415) 433-3777 TDien@lhai.com

EnergyConnect Group Announces Date of 2010 Annual General Meeting

San Jose, CA – October 28, 2010 - EnergyConnect Group, Inc. (OTCBB: ECNG), a leading provider of smart grid demand response services and technologies, is scheduled to hold its 2010 Annual General Meeting on December 22, 2010 at 9:30 a.m. Pacific Time.  The Board of Directors of EnergyConnect has set October 29, 2010 as the record date for the 2010 Annual General Meeting. The meeting will take place at EnergyConnect headquarters, 901 Campisi Way, Suite 260, Campbell, CA 95008.

Pursuant to EnergyConnect’s Bylaws, as amended to date, shareholders must submit any director nominations or other proposals for business to be conducted at the annual meeting within ten calendar days from the date of this initial public announcement of the meeting date.  As specified in the Bylaws, as amended to date, adjournments or postponements of the meeting will not reset or extend this deadline.  The ten day deadline for nominations and proposals will expire on November 7, 2010.

About EnergyConnect
EnergyConnect delivers industry leading Demand Response technologies and services to commercial, institutional and industrial consumers enabling them to manage their use of electricity in response to market prices or regional power shortages. EnergyConnect’s GridConnect technology platform provides a scalable, cost-effective, clean technology to enhance the grid’s efficiency and reliability. For more information about this leading edge technology or about investor relations, visit: http://www.energyconnectinc.com.